Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the inclusion of our report dated April 30, 2021, relating to the financial statements of Verity One Ltd. in the accompanying Form 10 Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ JPDN LLC

Duluth, Georgia

September 23, 2021